Exhibit 99.1
Polymer Group Seeks to Raise $530.0 million in Senior Secured Notes Offering
For Immediate Release
January 10, 2011
Charlotte, N.C. -— Polymer Group, Inc. today announced that, in connection with its proposed merger with an affiliate of The Blackstone Group, it intends to offer in a private placement $530.0 million in aggregate principal amount of senior secured notes due 2019. The senior secured notes offering is part of the financing for, and is conditioned upon, the consummation of the proposed merger.
The net proceeds from the senior notes offering are intended to be used to finance in part the consideration to be paid in the proposed merger, to pay certain existing debt, to fund the completion of certain business acquisitions and to pay for certain fees, expenses and other purposes related to these transactions.
The notes being offered in the senior secured notes offering will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The notes are being offered only to qualified institutional buyers under Rule 144A and outside the United States in compliance with Regulation S under the Securities Act.
This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.